Eurosite Power Inc.
45 First Avenue, Waltham, MA 02451
t: +1 781.522.6000 f: +1 781.522.6050
info@eurositepower.co.uk www.eurositepower.co.uk

Investor Contact:                              Media Contact:
Ariel F. Babcock, CFA                          Paul Hamblyn
+1 781.466.6413                              +44 792.085.9540
ariel.babcock@eurositepower.co.uk                      paul.hamblyn@eurositepower.co.uk

EuroSite Power Inc. Reports First Quarter 2016 Financial Performance

Posts revenue growth of 25% over prior year & double digit gross margin improvement

WALTHAM. Mass - May 16, 2016 - EuroSite Power Inc. (OTCQX: EUSP, the "Company"), an On-Site Utility solutions provider, offering clean electricity, heat, hot water and cooling solutions to healthcare, hospitality, housing and leisure centers in the United Kingdom (UK) and Europe, reported total revenues of $687,032 for the first quarter of 2016, compared to $548,054 for the same period in 2015, an increase of 25.4%. GAAP diluted loss per share (EPS) was $0.01 for both first quarter of 2016 and first quarter of 2015.

Gross margin excluding depreciation improved by 12.9 percentage points to 37.2% for first quarter of 2016 compared with 24.3% for the first quarter of 2015. Overall gross margin improved by 13.0 percentage points to 20.8% for first quarter of 2016, compared to 7.8% for first quarter of 2015. Gross margin improvements reflect the benefits from introduction of in-house maintenance, lower gas prices, and other cost saving initiatives.

One new installation was commissioned in first quarter of 2016 bringing total operational systems at quarter end to 30 with a total installed capacity of 3,078 kW and long term total contract value of operational systems of approximately $84.8 million. In addition, one new contract was signed during the quarter which brings the total number of systems under contract (both operating and in backlog) to 37; totaling 4,098 kW of capacity for a combined lifetime contract value of approximately $105.95 million.
For the first quarter of 2016 the Company generated 9,940,307 kWh of energy and delivered total customer savings of $138,967. The combined operational fleet reduced UK carbon emissions by 1,270 metric tons - equivalent to taking 267 cars off the road - delivering both financial and environmental savings.
Speaking about the first quarter's results, Paul Hamblyn, Managing Director of EuroSite Power, noted, “We have achieved a number of milestones in the first part of the year that will continue to contribute to the growth of the company through 2016 and beyond. The first is the improvement in gross margin. Thereafter, the rapid announcement of our large $4.8 million revenue project at The Dome is a strong demonstration of the value of our new project financing arrangements. We expect this will lead to further success and project win announcements in the coming months. Similarly, the agreement with Abbeycroft Leisure to supply natural gas to three of their facilities in cooperation with UK gas supplier Corona Energy is testament to the mutual value of this offering as the arrangement not only enables the customer to cut their bills by a guaranteed rate but also results in meaningful margin improvement for EuroSite

Power. Lastly, our new European distribution collaboration gives us access to a network of equipment dealers across the continent, providing a natural fit for further roll out of our On-Site Utility offering.”

EuroSite Power Chief Executive Officer Dr. Elias Samaras added, “With the recently announced significant new funding from our private placement, we are pleased to release such encouraging financial results. I believe we are on a strong growth path and welcome our newest shareholders as long term investors that share our strategic vision and enthusiasm for the on-site utility business model.”

Major Highlights:

Financial

•
Total revenue increased by 25.4% to $687,032 for the first quarter of 2016, compared to $548,054 for the first quarter of 2015. The improvement was driven by an increasing operating fleet and strong growth in energy production but partially offset by declines in turnkey and other revenues.

•	Energy revenue for the first quarter of 2016 grew by 29.2% to $685,716 compared to $530,648 for the first quarter of 2015.

•
Gross margin, excluding depreciation, improved to 37.2% for the first quarter of 2016, versus 24.3% for the first quarter of 2015. Overall gross margin improved by 13.0 points to 20.8% for the first quarter of 2016, compared to 7.8% for the first quarter of 2015. Gross margin was helped by the significant growth in top line revenues alongside lower gas prices and continued cost reduction initiatives.

•
Operating expense improvement initiatives began to show results, delivering a small 1.1% decline in general and administrative expense and containing selling expense growth to a modest 2.7% in the period when compared to prior year results.

•
Total revenue value of all contracted On-Site Utility energy agreements as of March 31, 2016 was approximately $105.9 million using various market assumptions and estimates made by management, compared to $95.5 million as of March 31, 2015.

•	We achieved non-GAAP EBITDA cash inflows, including cash received from tax incentives, of $123,850 in the first quarter of 2016, versus outflows of $298,967 in the first quarter of 2015.

•
We received $369,485 in Enhanced Capital Allowance (ECA) payments related to 2015 activities from the UK government. ECA is a cash energy tax incentive for energy-saving plant and machinery, which includes combined heat and power systems.

•
Project financing agreements were executed with Societe Generale Equipment Finance and Macquarie Equipment Finance during the first quarter of 2016. These agreements eliminate capital constraints on projects; any project which meets our return hurdles may now be pursued.

•
On May 12, 2016, the Company announced the private placement of $7.25 million to close on June 8, 2016. The new funding will be used to pay off the outstanding $2 million loan, support growth initiatives in the UK, aid in further expanding the business to the European continent, and for other general corporate purposes.

•
The Company completed its upgrade to the OTCQX Best Market from the OTCQB Venture Market in late January. The OTCQX market is for established, investor-focused companies that have met high financial standards and are committed to improving transparency and liquidity for their shareholders.

Sales and Operations

•	Total energy production for the first quarter of 2016 of 9,940,307 kWh exceeds total generation for the first quarter of 2015 by 2,826,266 kWh, a 40% improvement over prior year results.

•
For the first quarter of 2016 the Company brought into operation one additional system in the UK totaling 200 kW of additional operating capacity and reached agreements for a further 331 kW in new systems.

•
Total operational systems at March 31, 2016 was 30 with a total installed capacity of 3,078 kW and long term total contract value of approximately $85 million. This favorably compares with just 25 systems totaling 2,406 kW of installed capacity with a total approximate contract value of $69 million at March 31, 2015.

•
The contracted project backlog as of March 31, 2016 was 7 systems for a total of 1,021 kW in capacity and approximately $21.2 million in future contract revenue. This compares with March 31, 2015 contracted project backlog of 9 systems for a total of 1,054 kW in capacity and approximately $26 million in total lifetime contract value.

•
The Company signed a collaboration agreement with Czech CHP manufacturer TEDOM to promote EuroSite Power's On-Site Utility solutions via more than 30 TEDOM dealers across the European Union and Turkey. The agreement allows dealers to offer an On-Site Utility solution to their customers as an alternative to buying a CHP system outright. With more than 3,500 CHP units sold and 25 years' experience, TEDOM is a natural partner to bring our On-Site Utility model to the EU.

•
The first customer to purchase gas via discounted resale arrangement with Corona Energy was secured in early April. Abbeycroft Leisure's contract for three of their sites ensures guaranteed discounted gas rates for their facilities while also improving EuroSite Power's gross margin via improved site economics for the installations.

EuroSite Power will host a conference call and webcast today at 9:00 am Eastern Time to discuss the first quarter results in more detail. To listen to the audio portion, dial toll free (844) 492-3726 within the U.S., toll free (855) 669-9657 from Canada, or +1 (412) 542-4187 from other international locations. Participants should ask to be joined to the EuroSite Power earnings call. We suggest participants begin dialing at least 10 minutes prior to the scheduled starting time. Alternately, to register for and listen to the live webcast, please go to http://investors.eurositepower.co.uk/events.

The earnings conference call will be recorded and available for playback one hour after the end of the call through Monday May 23, 2016. To listen to the playback, dial (877) 344-7529 within the U.S., (855) 669-9658 from Canada, or +1 (412) 317-0088 from other international locations and use Replay Access Code 10084858.

About EuroSite Power
EuroSite Power Inc. is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by conventional energy suppliers - without any capital or start-up costs to the energy user - through On-Site Utility energy solutions. For more information about our unique efficient power solutions please visit www.eurositepower.co.uk and follow us on Twitter and LinkedIn.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings, including its annual report on Form 10-K for the fiscal year ended December 31, 2015. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

EUROSITE POWER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$438,942	$587,819
Accounts receivable	371,916	303,782
UK energy tax incentives receivable	—	369,485
Value added and other tax receivable	26,756	(5,297)
Inventory	202,894	137,093
Other current assets	41,143	57,152
Total current assets	1,081,651	1,450,034
Property and equipment, net	7,612,831	7,516,262
Other assets, long-term	9,564	11,004
TOTAL ASSETS	$8,704,046	$8,977,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$371,824	$313,293
Due to related party	180,624	98,979
Accrued expenses and other current liabilities	270,565	286,814
Total current liabilities	823,013	699,086
Long-term liabilities:
Convertible debentures	1,570,219	1,585,264
Convertible debentures due to related parties	942,131	951,158
Note payable - related party	2,000,000	2,000,000
Total liabilities	5,335,363	5,235,508
Commitments and contingencies (Note 5)
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 65,747,100 issued and outstanding at March 31, 2016 and December 31, 2015	65,747	65,747
Additional paid-in capital	12,242,416	12,224,064
Accumulated deficit	(8,939,480)	(8,548,019)
Total stockholders' equity	3,368,683	3,741,792

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,704,046	$8,977,300

EUROSITE POWER INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015
Revenues
Energy revenues	$685,716	$530,648
Turnkey & other revenues	1,316	17,406
	687,032	548,054
Cost of sales
Fuel, maintenance and installation	431,397	414,972
Depreciation expense	112,995	90,392
	544,392	505,364
Gross profit	142,640	42,690

Operating expenses
General and administrative	300,092	303,340
Selling	132,929	129,449
Engineering	88,490	30,718
	521,511	463,507
Loss from operations	(378,871)	(420,817)
Other income (expense)
Interest and other income	126	2,697
Interest expense	(12,716)	(12,277)
	(12,590)	(9,580)

Loss before income taxes	(391,461)	(430,397)
Provision (benefit) for income taxes	—	—
Net loss	$(391,461)	$(430,397)

Net loss per share - basic and diluted	$(0.01)	$(0.01)
Weighted-average shares outstanding - basic and diluted	65,747,100	65,747,100

Non-GAAP financial disclosure
Loss from operations	$(378,871)	$(420,817)
Depreciation expense	114,884	90,987
Stock based compensation	18,352	30,863
Adjusted EBITDA	(245,635)	(298,967)
Grants from rebates and incentives	369,485	—
EBITDA cash flows	$123,850	$(298,967)

EUROSITE POWER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31, 2016	March 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(391,461)	$(430,397)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	114,884	90,987
Amortization of convertible debt premium	(24,072)	(24,072)
Stock-based compensation	18,352	30,863
	—	—
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(68,134)	(35,022)
Value added and other tax receivable	(32,053)	80,547
Inventory	(65,801)	(4,131)
Prepaid and other current assets	16,009	(1,832)
Other assets, long-term	1,440	1,440
Increase (decrease) in:
Accounts payable	58,531	87,727
Due to related party	81,645	12,963
Accrued expenses and other current liabilities	(16,249)	(17,871)
Net cash provided by (used in) operating activities	62,576	(208,798)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(211,453)	(547,171)
Net cash used in investing activities	(211,453)	(547,171)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment on note payable - related party	—	(1,000,000)
Net cash used in financing activities	—	(1,000,000)

Net decrease in cash and cash equivalents	(148,877)	(1,755,969)
Cash and cash equivalents, beginning of the period	587,819	3,776,852
Cash and cash equivalents, end of the period	$438,942	$2,020,883

Supplemental disclosures of cash flow information:
Taxes paid	$—	$6,750
Interest paid	$—	$—